MERGER AGREEMENT
	This Merger Agreement ("Agreement") is entered into as of this 13th day of October 1997, by and between Wayne Bancorp, Inc. (hereinafter called "Wayne") and Chippewa Valley Bancshares, Inc. (hereinafter called "CVB").

RECITALS
	A. Wayne is a corporation duly organized under the laws of the State of Ohio. Its principal office is located at 112 W. Liberty Street, Wooster, Ohio 44691. As of the date hereof, Wayne had authorized capital stock consisting of 5,400,000 shares of common stock without par value ("Wayne Common Stock") of which a total of 3,935,512 shares were issued and outstanding and 380 shares were held as treasury shares. Wayne owns all of the outstanding capital stock of The Wayne County National Bank ("Wayne Bank"), a national banking association organized under the laws of the United States of America.

	B. CVB is a corporation duly organized under the laws of the State of Ohio. Its principal office is located at 20 South Main Street, Rittman, Ohio 44270. As of the date hereof, CVB had authorized capital stock consisting of 500,000 shares of common stock without par value ("CVB Common Stock"), of which 448,000 shares were issued and outstanding and no shares were held as treasury shares. CVB owns all of the outstanding capital stock of The Chippewa Valley Bank (hereinafter referred to as the "Chippewa Bank"), a banking corporation organized under the laws of the State of Ohio.
	C. At least a majority of the entire Board of Directors of Wayne and at least a majority of the entire Board of Directors of CVB, respectively, have approved the entering into of this Merger Agreement and have authorized the execution and delivery of this Merger Agreement. From and after the time the merger of CVB into Wayne shall become effective, the "Merger" as defined in
Section 1 of this Merger Agreement, and as and when required by this Merger Agreement, Wayne will issue shares of Wayne Common Stock in exchange for all of the issued and outstanding shares of CVB Common Stock in accordance with the provisions hereinafter set forth. It is understood by each of the parties hereto that Wayne seeks to acquire CVB and all of the operating assets of CVB including the Chippewa Bank and the entities and assets which CVB and the Chippewa Bank may acquire prior to the time the Merger shall become effective, through the Merger of CVB with and into Wayne under the charter of Wayne and Chippewa Bank will, immediately after the effective date of the Merger, remain an independent operating subsidiary of Wayne. The parties will exert their best efforts to obtain such regulatory approvals and to complete such other actions as are necessary or appropriate to effect the Merger.
AGREEMENT
In consideration of mutual covenants and premises herein contained, Wayne and CVB hereby make this Merger Agreement and prescribe the terms and conditions of the Merger and the mode of carrying the Merger into effect as follows:

1.	Merger.  Subject to the terms and conditions hereinafter set forth, CVB shall be merged with and into Wayne under the Articles of Incorporation of Wayne pursuant to and in accordance with the applicable provisions of the laws of the State of Ohio ("Merger").

2.	Name.  The name of the surviving corporation (hereinafter called the
"Surviving Corporation" whenever reference is made to it as of the time the Merger shall become effective, as hereinafter provided, or thereafter) shall be "Wayne Bancorp, Inc."

3.	Business.  The business of Wayne as the Surviving Corporation shall be that of a bank holding company. The Surviving Corporation shall exist by virtue of, and be governed by the laws of the State of Ohio and shall have its principal office in Ohio at 112 W. Liberty Street, Wooster, Ohio 44691.

4.	Effective Time of Merger:  Articles of Merger.  The Merger shall become effective upon the date of the filing of the appropriate Certificate of Merger with the Ohio Secretary of State (the "time the Merger shall become effective") in accordance with applicable provisions of the laws of the State of Ohio.
	The Articles of Incorporation of Wayne in effect immediately prior to the time the Merger shall become effective, shall be the Articles of Incorporation of the Surviving Corporation, and the Code of Regulations of Wayne in effect immediately prior to the time the Merger shall become effective, shall be the Code of Regulations of the Surviving Corporation.

5.	Effect of Merger.  At the time the Merger shall become effective, the separate corporate existence of CVB shall, in accordance with applicable provisions of the laws of the State of Ohio, be merged into and continued in Wayne as the Surviving Corporation, with the effect as provided by Section 1701.82 of the Ohio Revised Code.

6.	Liabilities upon Merger.  The Surviving Corporation shall be responsible for all of the liabilities and obligations of each of the corporations so merged in the same manner and to the same extent as if such single corporation had itself incurred the same or contracted therefor, all in the manner and as provided for by Sections 1701.82(A)(1),(2),(3),(4), and (5) of the Ohio Revised Code.

7.	Conversion of Shares.
	(a)	At the time the Merger shall become effective;


(i)	All of the outstanding shares of CVB Common Stock shall
be converted by operation of law without any action by the holder thereof and shall be exchanged for such number of shares of
Wayne Common Stock equal to three hundred fifty Percent (350%)
of the "Adjusted Book Value" (as defined below) of a share of
CVB Common Stock divided by the "Market Value"    ( as
defined      below )     of       Wayne         Common      Stock
which      amount      shall       be         herein       referred to
as      the "Exchange Ratio."  "Adjusted Book Value" shall mean
the book value of a share of CVB Common Stock as of December
31, 1997, calculated in accordance with Generally Accepted
Accounting Principles, as adjusted for:  (1) the impact of FASB
115; and (2) increased by the net write-off of goodwill during the fourth quarter of 1997; and (3) increased by the net effect of increasing CVB's loan loss reserve in the amount of $500,000 during the fourth quarter of 1997.  The "Market Value" shall represent the per share market value of the Wayne Bancorp
Common Stock at the Effective Date and shall be determined by calculating the average of the closing bid and asked prices of the Common Stock of Wayne as reported by the NASDAQ on each of the ten (10) consecutive trading days ending on the trading day five calendar days preceding the Effective Date. Regardless of the
Market Value, however, the maximum number of shares of Wayne
Bancorp Common Stock to be issued in the Merger shall be
1,023,737 shares, and the minimum number of shares of Wayne
Bancorp Common Stock to be issued in the Merger shall be
981,837, all of which calculations assume 448,000 shares of CVB
Common Stock outstanding.
(ii)	The shares of Wayne Common Stock issued and
outstanding immediately prior to the time the Merger shall become effective shall continue to be issued and outstanding shares of the Surviving Corporation.

(iii)	If prior to the Merger, shares of Wayne Common Stock
shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or there occurs a distribution of warrants or rights with respect to the Wayne Common Stock or a stock dividend, stock split or other general distribution of Wayne Common Stock is declared with a record date prior to the effective time of the Merger, then in any event the Exchange Ratio shall be appropriately adjusted.

(b)	No fractional shares of Wayne Common Stock will be issued by
Wayne in connection with the Merger, but in lieu thereof, holders of CVB Common Stock shall, upon surrender of the certificate or certificates formerly representing such CVB Common Stock be paid cash without interest by Wayne for such fractional share(s). The cash paid for each fractional share shall be the same fraction of the average bid and asked closing price per share of Wayne Common Stock on the Closing Date.

(c)	As soon as practicable, but not later than ten (10) days after the time the Merger shall become effective, and subject to the provisions set forth above relating to the fractional shares, Wayne, or an Exchange Agent designated thereby and approved by CVB, will distribute to the former holders of CVB Common Stock in exchange for and upon surrender for cancellation by such holders of a certificate or certificates formerly representing shares of CVB Common Stock the certificate(s) for shares of Wayne Common Stock in accordance with the Exchange Ratio and any cash payment in lieu of fractional shares. Each certificate formerly representing CVB Common Stock (other than certificates representing shares of CVB Common Stock subject to the rights of dissenting shareholders) shall be deemed for all purposes to evidence the ownership of the number of whole shares of Wayne Common
Stock and cash for fractional share interests in Wayne Common Stock into which such shares have been converted pursuant to the Exchange Ratio.
Until surrender of the certificate or certificates formerly representing shares of CVB Common Stock, the holder thereof shall not be entitled to receive any dividend or other payment or distribution payable to holders of Wayne Common Stock. Upon such surrender (or in lieu of surrender other provisions reasonably satisfactory to Wayne as are made as set forth in the next following paragraph), there shall be paid to the person entitled thereto the aggregate amount of dividends or other payments or distributions (in each case without interest) which became payable after the time the Merger shall become effective on the whole shares of Wayne Common
Stock represented by the certificates issued upon such surrender and exchange or in accordance with such other provisions, as the case may be. After the time the Merger shall become effective, the holders of certificates formerly representing shares of CVB Common Stock shall cease to have rights with respect to such shares (except such rights, if any, as a holder of certificates formerly representing shares of CVB Common
Stock may have as dissenting shareholders pursuant to the Ohio General Corporation Law) and except as aforesaid, their sole rights shall be to exchange said certificates for certificates for shares of Wayne Common
Stock in accordance with this Merger Agreement.

Certificates formerly representing shares of CVB Common Stock surrendered for cancellation by each shareholder entitled to exchange shares of CVB Common Stock for shares of Wayne Common Stock by reason of the Merger shall be accompanied by such appropriate instruments of transfer as Wayne may reasonably require, provided, however, that if there be delivered to Wayne by any person who is unable to produce any such certificate formerly representing shares of CVB
Common Stock for transfer (i) evidence to the reasonable satisfaction of Wayne that any such certificate has been lost, wrongfully taken or destroyed, and (ii) such indemnity agreement and, at the discretion of Wayne, an indemnity bond, as reasonably may be requested by Wayne to save it harmless, and (iii) evidence to the reasonable satisfaction of Wayne that such person is the owner of the shares theretofore represented by each certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present each such certificate and to receive shares of Wayne Common Stock pursuant to this Merger Agreement, then Wayne, in the absence of actual notice to it that any shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such person the certificate(s) representing shares of Wayne Common Stock which such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed certificate representing shares of CVB Common Stock.

8.  	Board of Directors.  The Board of Directors of Wayne as constituted at the time the Merger shall become effective shall serve as the Board of Directors of Wayne as the Surviving Corporation plus two additional members from CVB's board of directors to be named by Wayne.


9. 	Discussions with Others. On and after the date hereof, except with the written consent of Wayne, CVB shall not directly or indirectly solicit or encourage (nor shall CVB permit any of its officers, directors, employees or agents directly or indirectly to solicit or encourage), including by way of furnishing information, any inquiries or proposals for a merger, consolidation, share exchange or similar transaction involving CVB or Chippewa Bank or for the acquisition of the stock or all or substantially all of the assets or business of CVB or Chippewa Bank, or discuss with or enter into conversations with any person, other than CVB stockholders or employees, concerning any such merger, consolidation, share exchange, acquisition or other transaction, other than the proposed transaction with Wayne, provided, however, that CVB may communicate information about any such proposals or inquiries to its stockholders if and to the extent that it is required to do so in order to reasonably comply with its legal obligations. CVB will promptly notify Wayne orally (to be confirmed in writing as soon as practicable thereafter) of all of the relevant details relating to any inquiries or proposals that it may receive relating to any such matters, including actions it intends to take with respect to such matters. In order to induce Wayne to enter into this Agreement and incur the substantial expenses involved in effectuating the transactions contemplated herein, CVB agrees and does hereby promise to pay to Wayne the sum of $500,000, upon Wayne's demand therefor, in the event that the CVB shareholders fail to approve the proposed transaction with Wayne and CVB approves an offers from and negotiates with any party other than Wayne at any time within one (1) year of the date hereof concerning such transaction. Further, CVB and Wayne each hereby agree to enter into the Stock Option Agreement in the form attached hereto as Exhibit A immediately upon the execution of this Agreement.

10.	Undertakings of the Parties.  Wayne and CVB further agree as follows:


(a)	This Merger Agreement shall be submitted to the shareholders of
CVB and, if required by law, Wayne for approval and adoption at separate meetings to be called and held in accordance with law and the Articles of Incorporation and Code of Regulations of CVB and Wayne.

(b)	Wayne and CVB will cooperate in the preparation by Wayne of the application to the Board of Governors of the Federal Reserve System (the "Board") under the appropriate provisions of Section 3 of the Bank
Holding Company Act of 1956, as amended, and to any other state or federal regulatory agency which may be required to facilitate the Merger.
Wayne will file such applications within seventy-five (75) days after the date of this Merger Agreement and shall forward a copy of such applications to CVB and its counsel upon filing.  Wayne and CVB will cooperate in the preparation of proxy and registration statements under federal and state securities laws so as to facilitate the exchange of shares as contemplated by this Merger Agreement.
(c)	Each party will assume and pay all of its fees and expenses
incurred by it incident to the negotiation, preparation and execution of this Agreement, obtaining of the requisite regulatory and shareholder consents and approvals and all other acts incidental to, contemplated by or in pursuance of this Agreement. Wayne shall promptly prepare and file at no expense to CVB: (i) any and all required regulatory applications necessary in connection with the transactions contemplated by this Agreement; and
(ii) an S-4 Registration Statement to be filed with the Securities and
Exchange Commission to register the shares of Wayne Common Stock to be issued in connection with the transactions contemplated by this
Agreement.  Such registration statement will not cover resales by any persons who may be considered "underwriters" under Rule 145(c) of the Securities Act of 1933, as amended (the "1933 Act"). Wayne will also take any action required to be taken under any applicable state securities or "Blue Sky" laws in connection with the Merger. Wayne will provide CVB and it counsel with a copy of the S-4 Registration Statement for review and comment prior to filing with the Securities and Exchange
Commission.
(d)	All information furnished by one party to another party in
connection with this Merger Agreement and the transactions contemplated hereby will be kept confidential by such other party and will be used only in connection with this Merger Agreement and the transactions contemplated hereby, except to the extent that such information: (i) is already known to such other party when received; (ii) thereafter becomes lawfully obtainable from other sources; or (iii) is required to be disclosed in any document filed with the Securities and Exchange Commission, the
Board, or any other governmental agency or authority (except under a claim of confidentiality).  In the event the Merger Agreement is terminated, all such information shall be promptly returned by each party to the other party or be destroyed.
(e)	After: (i) receipt of the Federal Reserve Board's prior approval of
Wayne's acquisition of CVB; (ii) the approval of the shareholders of CVB and, if required, Wayne as provided in Section 10(a) has occurred; and (iii) all other regulatory approvals have been obtained and the regulatory waiting period(s) have expired, Wayne shall designate the date as of which Wayne desires the Merger to become effective and shall file the appropriate Certificate of Merger with the Ohio Secretary of State in accordance herewith and the time the Merger shall become effective shall occur at the time and on the date so designated, consistent with the terms of Section 4 hereof. However, any date so specified shall not be later than either (a) the first day of the month immediately following the month in which the last of the events described above (i-iii) occurs if said event occurs before the sixteenth day of such month or (b) the first day of the second month immediately following such month if the last of the events described above occurs after the sixteenth day of such month.
Notwithstanding the foregoing, in no event shall the Merger become effective before March 31, 1998.
(f)	Subject to the terms and conditions of this Merger Agreement,
Wayne and CVB each agree that, subject to applicable laws and to the fiduciary duties of its Directors, each will promptly take or cause to be taken all action, and promptly do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and other transactions contemplated by this Merger Agreement.

(g)	Wayne undertakes to cause, immediately after the effective date of the Merger, the election as Directors of Chippewa Bank, all those persons serving as Directors immediately prior to the effective time of the Merger together with two additional persons to be selected by Wayne.

(h)	Wayne, CVB, and their respective Directors and Executive
Officers shall not cause any trades, transfers or other transactions in Wayne Common Stock during the 20 business days immediately preceding the effective date of the Merger.


11.	Dissenting Shareholders.  Holders of CVB Common Stock shall have the rights accorded to dissenting shareholders under Section 1701.85 of the Ohio Code, as amended.


12.	Representations and Warranties of Wayne.  Wayne represents and warrants to CVB as follows:

(a)	Wayne is a corporation duly organized and validly existing  under the laws of the State of Ohio, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is qualified to do business and is in good standing in the State of Ohio, together with all other jurisdictions where it is both required to so qualify and the failure to so qualify would have material and adverse consequences to Wayne.
Wayne has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it.
As of the date of this Agreement, the authorized capital stock of Wayne consisted of 5,400,000 shares of common stock without par value of which a total of 3,935,512 shares were issued and outstanding. All of said shares of capital stock are fully paid and nonassessable and are not issued in violation of the preemptive rights of any shareholder. Wayne owns all of the outstanding capital stock of Wayne Bank. There are no outstanding options, warrants or commitments of any kind relating to the issue or sale of Wayne's capital stock.

	The corporate minute books of Wayne which will be made available to CVB contain, in all material respects, records of all meetings and other corporate actions of Wayne's shareholders, directors and committees of directors. Wayne will deliver to CVB copies of the Articles of Incorporation and Code of Regulations of Wayne, including all amendments thereto. Wayne Bank is a national banking association duly organized and validly existing under the laws of the United States and has the full power and authority, corporate or otherwise, to own its property and to carry on its business activities as such activities are presently conducted.

(b)	Wayne has furnished to CVB and its counsel copies of the
following financial statements relating to Wayne and its consolidated subsidiaries: (i) the audited Consolidated Balance Sheet of Wayne as of December 31, 1996 and 1995 and the Consolidated Statements of
Income, Shareholders' Equity and Statements of Cash Flows for the years then ended, together with the notes and report of Crowe, Chizek &
Company LLP thereto. Each of the aforementioned financial statements is true and correct in all material respects and together present fairly the consolidated financial position and results of operations of Wayne as of the dates and for the periods therein set forth in conformity with generally accepted accounting principles ("GAAP"). Such financial statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, misleading in any material respect. Since December 31, 1996, there has not been any material adverse change in the financial condition, results of operations, business or prospects of Wayne and its subsidiaries on a consolidated basis.

(c)	The Board of Directors of Wayne has authorized execution of this
Merger Agreement and approved the merger of CVB and Wayne as contemplated by said Merger Agreement. Wayne, subject to approval of its shareholders, has all requisite power and authority to enter into this Merger Agreement and Wayne has the authority to consummate the transactions contemplated hereby. This Merger Agreement constitutes the valid and legally binding obligation of Wayne and this Merger
Agreement and the consummation hereof has been duly authorized and approved on behalf of Wayne by all requisite corporate action. Provided the required approvals are obtained from the Federal Reserve Board and any other necessary regulatory agencies, neither the execution and delivery of this Merger Agreement nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or other governmental agency to which Wayne may be subject, any contract, agreement or instrument to which Wayne is a party or by which Wayne is bound or committed, or the Articles of Incorporation or Code of Regulations of Wayne or the Articles of Association or Bylaws of Wayne Bank, or constitute an event which, including with the lapse of time or action by a third party, could, to the best of Wayne's knowledge, result in the default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of Wayne or any of its subsidiaries or upon any of the stock of Wayne or any of its subsidiaries, except, however, in the case of contracts, agreements or instruments, such defaults, conflicts or breaches which either (i) will be cured or waived prior to the time the Merger becomes effective, or (ii) if not so cured or waived would not, in the aggregate, have any material adverse effect on the financial condition, results of operations or business of Wayne on a consolidated basis.

(d)	There is no litigation, action, suit, investigation or proceeding pending or, to the best of the knowledge after due inquiry of Wayne and its executive officers, threatened, against Wayne or its subsidiaries or involving any of their respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority, involving a material amount which, if resolved adversely to the interest of Wayne or its subsidiaries, would materially affect the financial condition or operations of Wayne or its subsidiaries on a consolidated basis and/or Wayne's ability to perform under this Merger Agreement, and to the best of the knowledge and belief after due inquiry of Wayne and its executive officers, no one has asserted and no one has reasonable or valid grounds on which it reasonably can be expected that anyone will assert any such claims against Wayne or its subsidiaries based upon the wrongful action or inaction of Wayne or its subsidiaries or any of their respective officers, directors or employees.

(e)	At the time the Merger shall become effective and on such
subsequent date when the former shareholders of CVB surrender their CVB share certificates for cancellation, the shares of Wayne Common
Stock to be received therefore will have been duly authorized and validly issued by Wayne and will be fully paid and nonassessable and be issued free of preemptive rights.

(f)	Wayne has timely filed all reports and registration statements
(collectively, "SEC Documents") required to be filed by it pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and such SEC Documents complied in all material respects with the Securities Act of 1933 and the Securities Exchange Act of 1934 and all applicable rules and regulations promulgated thereunder (the "SEC Laws"). Wayne has delivered to CVB copies of the Annual
Report on Form 10-K filed with the Securities and Exchange Commission by Wayne for its fiscal year ended December 31, 1996, including exhibits and all documents incorporated by reference therein, and the proxy materials disseminated by Wayne to its shareholders in connection with the 1997 Annual Meeting of Shareholders of Wayne. Such Annual Report and proxy materials and the SEC Documents do not misstate a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

(g)	Since December 31, 1996:  (i) each of Wayne and its subsidiaries has conducted business in the ordinary course, and has preserved its corporate existence, business and goodwill intact; (ii) there has been no material adverse change in the assets, liabilities, business or operations of Wayne or its subsidiaries; and (iii) there has been no damage, destruction, loss, or which in the aggregate has had or might reasonably be expected to have a material adverse effect on the business or operations of Wayne or any of its subsidiaries.

(h)	To the best of the knowledge after due inquiry of Wayne and its executive officers, Wayne and Wayne Bank have complied with all laws, regulations and orders applicable to Wayne and Wayne Bank and to the conduct of their businesses, including without limitation, all statutes, rules and regulations pertaining to the conduct of banking activities except for possible technical violations which together with any penalty which results therefrom do not or will not have a material adverse effect on the financial condition, results of operations or business of Wayne and Wayne Bank on a consolidated basis. Neither Wayne nor Wayne Bank are in default under, and no event has occurred which, with the lapse of time or action by a third party, could, to the best of Wayne's knowledge after due inquiry, result in the default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, where the default(s) could reasonably be expected to have a material adverse effect on the financial conditions, results of operations or business of Wayne and Wayne Bank on a consolidated basis.

(i)	Wayne has duly and timely filed all federal, state, county and local income, excise, real and personal property and other tax returns and reports (including, but not limited to, social security, withholding, unemployment insurance, and sales and use taxes) required to have been filed by Wayne up to the date hereof. To the best of the knowledge and belief of Wayne all such returns are true and correct in all material respects, and Wayne has paid or, prior to the time the Merger shall become effective, will pay all taxes, interest and penalties shown on such return or reports or claimed (other than those claims being contested in good faith) to be due to any federal, state, county, local or other taxing authority, and there is, and at the time the Merger shall become effective will be, no basis for any additional claim or assessment which might materially and adversely affect Wayne or Wayne Bank, and for which an adequate reserve has not been established. To the best of its knowledge and belief, Wayne has paid or made adequate provision in its financial statements or its books and records for all taxes payable in respect of all periods ending as of the date thereof. To the best of its knowledge and belief Wayne has, or at the time the Merger shall become effective will have, no material liability for any taxes, interest or penalties of any nature whatsoever, except for those taxes which may have arisen up to the time the Merger shall become effective in the ordinary course of business and are properly accrued on the books of Wayne as of the time the Merger shall become effective.

(j)	The deposits of Wayne Bank are insured by the Federal Deposit
Insurance Corporation and Wayne Bank has paid all premiums and assessments with respect to such deposit insurance.

(k)	Wayne has no knowledge of any hazardous substances, hazardous waste, pollutant or contaminant, including, but not limited to, asbestos (except as previously disclosed to CVB in a letter of even date herewith), PCB's or urea formaldehyde, having been generated, released into, stored or deposited over, upon or below (in storage tanks or otherwise) the premises of Wayne or Wayne Bank or any other real property owned or leased by Wayne or Wayne Bank, or into any water systems on or below the surface of Wayne or Wayne Bank premises or any other real property owned or leased by Wayne or Wayne Bank in violation of any law, regulation or requirement or in any manner which could result in a material adverse impact on the value of the premises or property or present a threat to human health or the environment. As used in this Merger Agreement, the terms "hazardous substance," "hazardous waste, "pollutant" and "contaminant" mean any substance, waste, pollutant or contaminant included within such terms under any applicable Federal, state or local statute or regulation.

(l)	Wayne and Wayne Bank have in effect insurance coverage with
reputable insurers, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by companies comparable in size and operation to Wayne or Wayne Bank.
13.	Representations and Warranties of CVB.  CVB represents and warrants to
Wayne as follows:
(a)	CVB is a corporation duly organized and validly existing under the laws of the State of Ohio, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. CVB has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required which, if not obtained or possessed, would have a materially adverse effect on the business and operations of CVB) to engage in the businesses and activities now conducted by it. As of the date of this Merger Agreement, the authorized capital stock of CVB consists of 500,000 shares of common stock without par value, of which a total of 448,000 shares are issued and outstanding and no shares are held as treasury shares. All of said shares of capital stock are fully paid and nonassessable and were not issued in violation of the preemptive rights of any shareholder. There are no outstanding options, warrants or commitments of any kind relating to CVB's authorized but unissued capital stock except as disclosed in the letter to Wayne of even date herewith.

(b)	CVB has furnished to Wayne copies of the following financial statements relating to CVB and its consolidated subsidiaries: (i) the audited Consolidated Balance Sheets of CVB as of December 31, 1996 and 1995 and the Consolidated Statements of Income, Changes in Shareholders' Equity and Statements of Cash Flows for the years then ended, together with the notes and report of S. R. Snodgrass, A.C. thereto,
(ii) copies of all reports of CVB and Chippewa Bank as filed with the appropriate regulatory agencies, as of and for the years ended December
31, 1996 and 1995 and through the date hereof. Each of the aforementioned financial statements is true and correct in all material respects and together present fairly in all material respects the consolidated financial position and results of operations of CVB as of the dates and for the periods therein set forth in conformity with GAAP. Such financial statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, required to be included or omitted as the case may be, by GAAP. Since December
31, 1996, there has not been any material adverse change in the financial condition, results of operations, or business of CVB and Chippewa Bank on a consolidated basis.

(c)	The Board of Directors of CVB has authorized execution of this
Merger Agreement. Subject to the approval by the shareholders of CVB, CVB has all requisite power and authority to enter in this Merger
Agreement. CVB owns all of the shares of Chippewa Bank and CVB has the authority to consummate the transactions contemplated hereby so that, provided all required corporate and regulatory approvals are obtained and all conditions to CVB's obligations as set forth in this Merger Agreement are satisfied, neither the execution and delivery of this Merger Agreement nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or other governmental agency to which CVB may be subject, any contract, agreement or instrument to which CVB is a party or by which CVB is bound or committed, or the Articles of Incorporation or Code of Regulations of CVB or Chippewa Bank, or constitute an event which with the lapse of time or action by a third party, could, to the best of CVB's knowledge, result in the default under any of the foregoing or result in the creation of any lien, charge, encumbrance upon any of the assets, property or capital stock of CVB, except, however, in the case of contracts, agreements or instruments, such defaults, conflicts or breaches which either (i) will be cured or waived prior to the time the Merger becomes effective, or (ii) if not so cured or waived would not, in the aggregate, have any material adverse effect on the financial condition, results of operations or business of CVB and Chippewa Bank on a consolidated basis.

(d)	There is no litigation, action, suit, investigation or proceeding pending or, to the best of their knowledge after due inquiry of CVB and its executive officers, overtly threatened, against CVB or Chippewa Bank or involving any of their respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority, involving a material amount which, if resolved adversely to the interest of CVB or Chippewa Bank would materially affect the financial condition or operations of CVB and Chippewa Bank on a consolidated basis and/or
CVB's ability to perform under this Merger Agreement. To the best knowledge after due inquiry of CVB and its executive officers, no one has asserted and no one has reasonable or valid ground on which it reasonably can be expected that anyone will assert any such claims against CVB or Chippewa Bank or be based upon the wrongful action or inaction of CVB or Chippewa Bank or any of their respective officers, directors or employees.

(e)	CVB and Chippewa Bank have good and marketable title to all
assets and properties, whether real or personal, tangible or intangible, including without limitation the capital stock of Chippewa Bank, reflected in CVB's Balance Sheet of December 31, 1996 or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since
 December 31, 1996) subject to no liens, mortgages, security interests, encumbrances, pledges or charges of any kind, except: (i) those items that secure liabilities that are reflected in said Balance Sheet; (ii) statutory liens for taxes not yet delinquent; (iii) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase agreements; and (v) easements, encumbrances, liens, mortgages and security interests of record which do not impair the use thereof for the purposes intended and such liens, mortgages, security interests, encumbrances and charges are not in the aggregate, material to the assets and properties of CVB. CVB or Chippewa Bank have as lessee the contractual right under valid leases to occupy, use, possess and control all material property leased by CVB or Chippewa Bank.

(f)	To the best of the knowledge after due inquiry of CVB and its executive officers, CVB and Chippewa Bank have complied with all laws, regulations and orders applicable to CVB and Chippewa Bank and to the conduct of their businesses, including without limitation, all statutes, rules and regulations pertaining to the conduct of banking activities except for possible technical violations which together with any penalty which results therefrom do not or will not have a material adverse effect on the financial condition, results of operations or business of CVB and Chippewa Bank on a consolidated basis. Neither CVB nor Chippewa Bank are in default under, and no event has occurred which, with the lapse of time or action by a third party, could, to the best of CVB's knowledge after due inquiry, result in the default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, where the default(s) could reasonably be expected to have a material adverse effect on the financial conditions, results of operations or business of CVB and Chippewa Bank on a consolidated basis.

(g)	Except as disclosed in CVB's letter to Wayne of even date
herewith, CVB and Chippewa Bank have not, since December 31, 1996 to the date hereof: (i) issued or sold any of its capital stock or any issued any corporate debt securities other than in the ordinary course of its banking business; (ii) granted any option for the purchase of capital stock; (iii) declared or set aside or paid any dividend or other distribution in respect of its capital stock except as permitted pursuant to Section 14(a) hereof or, directly or indirectly, purchased, redeemed or otherwise acquired any shares of such stock; (iv) incurred any obligation or liability (absolute or contingent), except for obligations reflected in this Merger Agreement, and except for obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to lien or encumbrance
(other than statutory liens for taxes not yet delinquent or other than in the ordinary course of business) any of its assets or properties; (v) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than the current portion of any long term liabilities which become due after December 31, 1996, business, liabilities incurred in carrying out the transactions contemplated by this Merger
Agreement and obligations and liabilities paid in the ordinary course of business; (vi) sold, exchanged or otherwise disposed of any of its material capital assets outside the ordinary course of business; (vii) made any extraordinary officers' salary increase or wage increase, entered into any employment contract with any officer or salaried employee or, instituted any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement; (viii) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, property or assets or waived (except for fair consideration) any rights of value which are material in the aggregate, considering CVB's business taken as a whole; or (ix) entered or agreed to enter into any agreement or arrangement granting any preferential right to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights.

(h)	Except as set forth in CVB's letter to Wayne of even date herewith, neither CVB nor Chippewa Bank is a party to or bound by any written or, to the best of its knowledge after due inquiry, oral: (i) employment or consulting contract which is not terminable by CVB or Chippewa Bank on 60 days or less notice, (ii) employee bonus, deferred compensation, pension, stock bonus or purchase, profit-sharing, retirement or stock option plan, (iii) other employee benefit or welfare plan, or (iv) other executory material agreements which in any case obligate CVB or Chippewa Bank to make any payment(s) which in the aggregate exceed
$25,000 per year except for contracts terminable on 60 days' notice. All such pension, stock bonus or purchase, profit-sharing, defined benefit and retirement plans set forth under the caption "Qualified Plans" in the CVB letter (hereinafter referred to collectively as the "plans") are qualified plans under Section 401(a) of the Internal Revenue Code and in compliance in all material respects with ERISA. All material notices, reports and other filings required under applicable law to be given or made to or with any governmental agency with respect to the plans have been timely filed or delivered where failure to file could result in a penalty of $25,000 and/or result in disqualification of the plan. CVB has no knowledge either of any circumstances which would adversely affect the qualification of the plans or their compliance with ERISA, or of any unreported "reportable event"
(as such term is defined in Section 4043(b) of ERISA) or, except as indicated in the CVB letter to Wayne of even date herewith, any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Internal Revenue Code) which has occurred since the date on which said sections became applicable to the plans. No such plan is subject to the minimum funding standards set forth in the Code and ERISA.

(i)	CVB has duly filed all federal, state, county and local income, excise, real and personal property and other tax returns and reports (including, but not limited to, social security, withholding, unemployment insurance, and sales and use taxes) required to have been filed by CVB up to the date hereof. Except as set forth in CVB's letter to Wayne of even date herewith, to the best of the knowledge and belief of CVB all such returns are true and correct in all material respects, and CVB has paid or, prior to the time the Merger shall become effective, will pay all taxes, interest and penalties shown on such return or reports or claimed (other than those claims being contested in good faith and which have been disclosed to Wayne) to be due to any federal, state, county, local or other taxing authority, and there is, and at the time the Merger shall become effective will be, no basis for any additional claim or assessment which might materially and adversely affect CVB or Chippewa Bank and for which an adequate reserve has not been established. To the best of its knowledge and belief, CVB has paid or made adequate provision in its financial statements or its books and records for all taxes payable in respect of all periods ending as of the date thereof. To the best of its knowledge and belief, CVB has, or at the time the Merger shall become effective will have, no material liability for any taxes, interest or penalties of any nature whatsoever, except for those taxes which may have arisen up to the time the Merger shall become effective in the ordinary course of business and are properly accrued on the books of CVB as of the time the Merger shall become effective.

(j)	CVB has no knowledge of any hazardous substances, hazardous
waste, pollutant or contaminant, including, but not limited to, asbestos except as disclosed to Wayne in the CVB letter of even date herewith, PCB's or urea formaldehyde, having been generated, released into, stored or deposited over, upon or below (in storage tanks or otherwise) the Chippewa Bank premises or any other real property owned or leased by CVB or Chippewa Bank, or into any water systems on or below the surface of the Chippewa Bank premises or any other real property owned or leased by CVB or the Chippewa Bank in violation of any law, regulation or requirement or in any manner which could result in a material adverse impact on the value of the premises or property or present a threat to human health or the environment. As used in this Merger Agreement, the terms "hazardous substance," "hazardous waste, "pollutant" and "contaminant" mean any substance, waste, pollutant or contaminant included within such terms under any applicable Federal, state or local statute or regulation.

(k)	CVB or Chippewa Bank has in effect insurance coverage with
reputable insurers, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by companies comparable in size and operation to CVB or Chippewa Bank.

(l)	Other than as previously disclosed to Wayne, in writing, with respect to the fairness opinion relating to the Merger and other than professional fees and disbursements of its accountants and attorneys, CVB has not incurred and will not incur any liability for brokerage, finders', agents', or investment bankers' fees or commissions in connection with this Merger Agreement or the transactions contemplated hereby.

14.	Action by CVB Pending Effective Time.  CVB agrees that from the date of this Merger Agreement until the time the Merger shall become effective, or until this Merger Agreement is terminated as provided for herein, except with prior written permission of Wayne:

(a)	Beginning with the date hereof and until such time as the Merger shall become effective, CVB will not declare or pay any dividends (cash or stock) or make any distributions other than its ordinary and normal cash dividend at the rate of $0.32 per share per year for the year ended December 31, 1997.

(b)	CVB will not issue, sell, grant any option for, or acquire for value any shares of its capital stock or otherwise effect any change in connection with its capitalization.

(c)	Except as set forth in or contemplated by this Merger Agreement,
CVB and Chippewa Bank will carry on their respective businesses in substantially the same manner as on the date hereof, keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it and use its best efforts to maintain and preserve its business organization intact.
(d)	CVB and Chippewa Bank will not: (i) enter into any transaction other than in the ordinary course of business or incur or agree to incur any obligation or liability except liabilities incurred and obligations entered into in the ordinary course of business; (ii) change Chippewa Bank's lending, investment, liability management and other material banking policies in any material respect; (iii) except as committed for adjustment as of the date hereof and consistent with prior practice, grant any general or uniform increase in the rates of pay of employees; (iv) incur or commit to any capital expenditures other than in the ordinary course of business (which in no event shall include the establishment of new branches and such other facilities) or any capital expenditures for any purpose which exceed $50,000 in the aggregate, or (v) except as provided in Section 9 hereof, merge into, consolidate with or sell its assets to any other corporation or person, or permit any other corporation to be merged or consolidated with it or acquire all of the assets of any other corporation or person.
(e)	CVB will not change its or Chippewa Bank's methods of
accounting in effect at December 31, 1996 except as required by changes in generally accepted accounting principles and concurred in by CVB's independent auditors, and except for the adjustments required as of
December 31, 1997 pursuant to paragraph 7(a) hereof, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of CVB's Federal income tax returns for the taxable year ending December 31, 1996, except for changes required by law.
(f)	CVB will afford Wayne, its officers and other authorized
representatives, subject to the confidentiality requirements of Section
10(d) hereof, such access to all books, records, tax returns, leases, contracts and documents of CVB or Chippewa Bank and will furnish to Wayne such information with respect to the assets and business of CVB and Chippewa Bank as Wayne may from time to time reasonably request in connection with this Merger Agreement and the transactions contemplated hereby.

(g)	CVB will promptly furnish Wayne with copies of all interim
financial statements of CVB as they become available, and keep Wayne fully informed concerning all developments which in the opinion of CVB may have a material effect upon the business, properties or condition (either financial or otherwise) of CVB.

15.	Action by Wayne Pending Effective Time.  Wayne agrees that from the date of this Agreement until the time the Merger shall become effective or until this Merger Agreement is terminated as provided for herein:

(a)	Wayne will carry on its business in substantially the same manner as heretofore except as otherwise set forth in or contemplated by this Merger Agreement, and Wayne will keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it and use its best efforts to maintain and preserve its business organization intact. CVB acknowledges that, in the ordinary course of its business as a bank holding company, Wayne from time-to-time, enters into an agreement(s) to acquire by merger, stock purchase or like means, another financial institution or its holding company.

(b)	Wayne will not change its methods of accounting in effect at
December 31, 1996, except as required by changes in generally accepted accounting principles as concurred in by Wayne's independent auditors, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of Wayne Bank for the taxable year ending December 31, 1996, except for changes required by law or take any action which could jeopardize the tax free nature of the Merger or the pooling of interests accounting treatment for the Merger.

(c)	Wayne will promptly furnish CVB with copies of press releases, interim financial statements of Wayne and all reports, schedules and statements filed by or delivered to Wayne pursuant to the Securities and Exchange Act of 1934 and the rules and regulations promulgated thereunder, as they become available.

(d)	Wayne will afford CVB, its officers and other authorized
representatives, subject to the confidentiality requirements of Section 10(d) hereof, such access to all books, records, tax returns, leases, contracts and documents of Wayne and will furnish to CVB such information with respect to the assets and business of Wayne as CVB may from time to time reasonably request in connection with this Merger Agreement and the transactions contemplated hereby.


16.	Conditions to Obligations of Wayne.  The obligations of Wayne under this
Merger Agreement are subject, unless waived by Wayne, to the satisfaction of the following conditions on or prior to the time the Merger shall become effective:

(a)	Wayne, and its attorneys, accountants, financial advisers and agents shall have completed a due diligence investigation of the books, records, assets and liabilities of CVB and Chippewa Bank within sixty
(60) days of the date hereof, which due diligence investigation shall be satisfactory to Wayne, in its sole and absolute discretion. In addition, prior to the time the Merger shall become effective, and after the conclusion of the initial due diligence investigation, Wayne shall not have been deprived of adequate opportunity to conduct such further review and examination of the business, properties, and condition (financial or otherwise) of CVB and Chippewa Bank as Wayne shall have deemed prudent, and such review and examination subsequent to the date of the initial due diligence investigation shall not have disclosed matters which are inconsistent in any material respect with any of the representations and warranties of CVB contained in this Merger Agreement.

(b)	There shall not have been any material adverse change or
discovery of a condition or the occurrence of an which has or is likely to result in such a material adverse change, in the financial condition, aggregate net assets, shareholders' equity, business or operating results of CVB on a consolidated basis from December 31, 1996 to the time the Merger shall become effective.

(c)	All representations by CVB contained in this Merger Agreement shall be true in all material respects at, or as of, the time the Merger shall become effective as though such representations were made at and as of said date, except for changes contemplated by the Merger Agreement and except also for representations as of a specified time other than the time the Merger shall become effective, which shall be true in all material respects at such specified time.

(d)	Wayne and CVB shall have entered into the Stock Option
Agreement in the form of Exhibit A attached hereto as of the date hereof.
(e)	Wayne shall have received the opinion of legal counsel for CVB, dated the time the Merger shall become effective, substantially to the effect set forth in Exhibit B hereto.
(f)	CVB shall have performed or satisfied in all material respects all agreements and conditions required by this Merger Agreement to be performed or satisfied by it at or prior to the time the Merger shall become effective.
(g)	At the time the Merger shall become effective, no suit, action or proceeding shall be pending or overtly threatened before any court or other governmental agency of the federal or state government in which it is sought to restrain or prohibit the consummation of the Merger, and no other suit, action or proceeding shall be pending or overtly threatened and no liability or claim shall have been asserted against CVB or Chippewa
Bank which Wayne shall in good faith determine, with advice of counsel:
(i) has a reasonable likelihood of being successfully prosecuted and (ii) if successfully prosecuted, would materially and adversely affect the financial condition, results of operations or shareholders' equity of CVB on a consolidated basis.
(h)	The number of shares as to which shareholders of CVB have
exercised their dissenters' rights of appraisal pursuant to the provisions of
Section 1701.85 of the Ohio Revised Code does not exceed 10 percent
(10%) of the outstanding shares of CVB Common Stock.
(i)	CVB shall have furnished Wayne certificates, signed on its behalf by the Chairman or President and the Secretary or an Assistant Secretary
of CVB and dated the time the Merger shall become effective, to the effect that to the best of their knowledge, after due inquiry, the conditions described in Paragraphs (b), (c), (f) and (g) of this Section 16 have been fully satisfied.
(j)	Austin Associates, Inc. ("AAI") shall have issued its written fairness opinion stating that the terms of the Merger are fair and equitable to the shareholders of Wayne from a financial perspective.
Such written fairness opinion shall be:  (a) in form and substance reasonably satisfactory to Wayne; (b) dated as of a date not later than the mailing date of the Proxy Statement/Prospectus relating to the Merger to be mailed to Wayne shareholders; (c) included in the Proxy
Statement/Prospectus; and (d) confirmed by AAI as of the time the
Merger shall become effective that the terms of the Merger continue to be fair and equitable to the shareholders of CVB from a financial perspective.
(k)	Wayne shall have received assurances, satisfactory to it, that the
Merger will be accounted for as a pooling of interests transaction.
(l)	CVB shall have taken action necessary to cause the adjustments described in paragraph 7(a) hereof related to FASB 115, the write-off of intangibles and the increase in the loan loss reserve effective as of
December 31, 1997.
(m)	Wayne shall have been afforded the opportunity to conduct a phase
I environmental audit of any real property owned by CVB or its subsidiaries.  In the event a matter is discovered which if known by CVB as of the date of this Agreement would have violated the representation contained in paragraph 13(j) hereof, involves an amount in excess of
$50,000, and CVB shall fail to remedy such matter to the reasonable satisfaction of Wayne, then Wayne may terminate this Agreement and neither party shall thereafter have any liability resulting from this
Agreement or the transactions contemplated thereby.  Wayne shall complete any phase I examination within 90 days of this Agreement.
(n)	The members of the Board of Directors of CVB shall have
executed this Agreement stating that they shall vote their shares of CVB in favor of the Merger and shall recommend approval of the Merger to the
CVB shareholders.
17.	Conditions to Obligations of CVB.  The obligations of CVB under this
Merger Agreement are subject, unless waived by CVB, to the satisfaction on or prior to the time the Merger shall become effective of the following conditions:
(a)	There shall not have been any material adverse change or
discovery of a condition or the occurrence of an event which has or is likely to result in such a material adverse change, in the financial condition, aggregate net assets, shareholders' equity, business, or operating  results of Wayne on a consolidated basis from December 31,
1996 to the time the Merger shall become effective.
(b)	All representations and warranties by Wayne contained in this
Merger Agreement shall be true in all material respects at, or as of, the time the Merger shall become effective as though such representations and warranties were made at and as of said date, except for changes contemplated by this Merger Agreement, and except also for representations as of a specified time other than the time the Merger shall become effective, which shall be true in all material respects at such specified time.

(c)	CVB shall have received the opinion of Counsel for Wayne dated the time the Merger shall become effective substantially to the effect set forth in Exhibit C hereto.
(d)	Wayne shall have performed or satisfied in all material respects all agreements and conditions required by this Merger Agreement to be performed or satisfied by it at or prior to the time the Merger shall become effective.
(e)	At the time the Merger shall become effective, no suit, action or proceeding shall be pending or overtly threatened before any court or other governmental agency of the federal or state government in which it is sought to restrain, prohibit or set aside consummation of the Merger and no other suit, action or proceeding shall be pending or overtly threatened and no liability or claim shall have been asserted against
Wayne or Wayne Bank which CVB shall in good faith determine, with advice of counsel:  (i) has a reasonable likelihood of being successfully prosecuted and (ii) if successfully prosecuted, would materially and adversely affect the financial condition, results of operations or shareholders' equity of Wayne, on a consolidated basis.
(f)	Wayne shall have furnished CVB a certificate, signed by the
Chairman or President and by the Secretary or Assistant Secretary of
Wayne and dated the time the Merger shall become effective to the effect that to the best of their knowledge after due inquiry the conditions described in Paragraphs (a), (b), (d) and (e) of this Section 17 have been fully satisfied.
(g)	Prior to the time the Merger shall become effective, CVB shall not have been deprived of adequate opportunity to conduct such review and examination of the business, properties and condition (financial or otherwise) of Wayne and its subsidiaries as CVB shall have deemed prudent, and such review and examination shall not have disclosed matters which are inconsistent in any material respect with any of the representations and warranties of Wayne contained in this Merger
Agreement.
(h)	Gary Young and Associates ("Young") or such other financial
advisor acceptable to CVB shall have issued its written fairness opinion stating that the terms of the Merger are fair and equitable to the shareholders of CVB from a financial perspective.  Such written fairness opinion shall be:  (a) in form and substance reasonably satisfactory to
CVB; (b) dated as of a date not later than the mailing date of the Proxy
Statement/Prospectus relating to the Merger to be mailed to CVB shareholders; (c) included in the Proxy Statement/Prospectus; and (d)
confirmed by Young as of the time the Merger shall become effective that the terms of the Merger continue to be fair and equitable to the shareholders of CVB from a financial perspective.
18.	Conditions to Obligations of All Parties.  In addition to the provisions of
Sections 16 and 17 hereof, the obligations of Wayne and CVB to cause the transactions contemplated herein to be consummated shall be subject to the satisfaction of the following conditions on or prior to the time the Merger shall become effective:
(a)	The parties hereto shall have received all necessary approvals of governmental agencies and authorities of the transactions contemplated by this Merger Agreement and each of such approvals shall remain in full force and effect at the time the Merger shall become effective and such approvals and the transactions contemplated thereby shall not have been contested by any federal or state governmental authority by formal proceeding, or contested by any other third party by formal proceeding which the Board of Directors of the party asserting a failure of a condition under this Section 18(a) shall in good faith determine, with the advice of counsel:  (i) has a reasonable likelihood of being successfully prosecuted and (ii) if successfully prosecuted, would materially and adversely affect the benefits hereunder intended for such party.  It is understood that, if any contest as aforesaid is brought by formal proceedings, Wayne may, but shall not be obligated to, answer and defend such contest.  Wayne shall notify CVB promptly upon receipt of all necessary governmental approvals.
(b)	The registration statement required to be filed by Wayne pursuant to Section 10(c) of this Merger Agreement shall have become effective by an order of the Securities and Exchange Commission, the shares of Wayne
Common Stock to be exchanged in the Merger shall have been qualified or exempted under all applicable state securities laws, and there shall have been no stop order issued or threatened by the Securities and Exchange
Commission that suspends or would suspend the effectiveness of the registration statement, and no proceeding shall have been commenced, pending or overtly threatened for such purpose.
(c)	This Merger Agreement shall have been duly adopted, ratified and confirmed by the requisite affirmative votes of the shareholders of CVB and, if required, Wayne.
(d)	Wayne and CVB shall have received the opinion and there shall exist as of, at or immediately prior to the time the Merger shall become effective no facts or circumstances which would render such opinion inapplicable in any respect to the transactions to be consummated hereunder of Werner & Blank Co., LPA substantially to the effect that:
(i)	The statutory merger of CVB with and into Wayne will
constitute a reorganization within the meaning of Section
368(a)(1)(A) of the Internal Revenue Code;
(ii)	No gain or loss will be recognized by CVB or Wayne as a
consequence of the transactions herein contemplated;
(iii)	No gain or loss will be recognized by the shareholders of
CVB on the exchange of their shares of CVB Common Stock for
shares of Wayne Common Stock (disregarding for this purpose
any cash received for fractional share interests to which they may be entitled);
(iv)	The federal income tax basis of the Wayne Common Stock
received by the shareholders of CVB Common Stock for their
shares of CVB Common Stock will be the same as the federal
income tax basis of the CVB Common Stock surrendered in
exchange therefor; and
(v)	The holding period of the Wayne Common Stock received
by a shareholder of CVB for his shares of CVB Common Stock
will include the period for which the CVB Common Stock
exchanged therefor was held, provided the exchanged CVB
Common Stock was held as a capital asset by such shareholder on the date of the exchange.
19.	Nonsurvival of Representations and Warranties and Survival of Certain
Covenants.  The respective representations and warranties of Wayne and CVB set forth in Sections 12 and 13 shall not survive the time the Merger shall become effective.

20.	Governing Law.  This Merger Agreement shall be construed and interpreted according to the applicable laws of the State of Ohio.

21.	Assignment.  This Merger Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Merger Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

22.	Satisfaction of Conditions; Termination.
(a)  	Wayne agrees to use its best effort to obtain satisfaction of the conditions insofar as they relate to Wayne, and CVB agrees to use its best efforts to obtain the satisfaction of the conditions insofar as they relate to CVB. If any condition to the obligations of Wayne set forth in Section 16 or 18 is not substantially satisfied at the time or times contemplated thereby and such condition is not waived by Wayne, or if any condition to the obligations of CVB set forth in Section 17 or 18 is not substantially satisfied at the time or times contemplated thereby and such condition is not waived by CVB, or if at any time prior to the time the Merger shall become effective, it shall become reasonably certain that such condition will not be substantially satisfied and such condition is not waived by
Wayne or CVB, as the case may be, either Wayne or CVB may terminate this Merger Agreement by written notice to the other party after the expiration of fifteen (15) days written notice to the other party during which time such other party shall have an opportunity to cure such defect in said condition.  This Merger Agreement may be terminated and abandoned (either before or after the meetings of shareholders contemplated hereby) by mutual written consent of Wayne and CVB authorized by their respective Boards of Directors. In the event of such termination caused otherwise than by breach of this Merger Agreement by any of the parties hereto, this Merger Agreement shall cease and terminate, the acquisition of CVB as provided herein shall not be consummated, and neither Wayne nor CVB shall have any further liability under this Merger Agreement of any nature whatever, including any liability for damages. In the event this Merger Agreement is terminated, the duties of both parties with respect to confidential information set forth in Sections 10(d) shall survive any such termination. In addition to the other grounds for termination of this Merger Agreement set forth herein, this Merger
Agreement can be terminated by written notice by either party to the other, in each case authorized by its Board of Directors, if the Merger shall not have been consummated by September 30, 1998 or the date of such notice, whichever is later.
(b)	If termination of this Merger Agreement shall be judicially
determined to have been caused by breach of this Merger Agreement, then, in addition to other remedies at law or equity for breach of this Merger Agreement, the party so found to have breached this Merger Agreement shall indemnify the other parties for their respective costs, fees and expenses of its counsel, accountants and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Merger Agreement and related actions and its shareholders' meetings and actions.

23.	Waivers Amendments.  Any of the provisions of this Merger Agreement may be waived at any time by the party which is, or the shareholders of which are, entitled to the benefit thereof, by such party. This Merger Agreement may be amended or modified in whole or in part by an agreement in writing executed in the same manner (but not necessarily by the same person) as this Merger Agreement and which makes reference to this Merger Agreement, pursuant to a resolution, adopted by the Boards of Directors of the respective parties, provided, however, such amendment or modification may be made in this manner by the respective Boards of Directors of Wayne and CVB at any time prior to a favorable vote of such party's shareholders, but may be made after a favorable vote by the shareholders of such party, only if, in the opinion of its Board of Directors, such amendment or modification will not have any material adverse effect on the benefits intended under this Merger Agreement for the shareholders of such party and will not require resolicitation of any proxies from such shareholders or further shareholder approval is obtained.
24.	Entire Agreement.  This Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by Wayne and CVB or by any officer or officers of such parties relating to the acquisition of the business or the capital stock of CVB by Wayne. Except for the letters specified in this Merger Agreement and of even date herewith, this Agreement and the Exhibits thereto constitute the entire agreement by the parties, and there are no agreements or commitments except as set forth herein and therein.

25.	Captions; Counterparts.  The captions in this Merger Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Merger Agreement.
This Merger Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

26.	Notices.  All notices and other communications hereunder shall be deemed to have been duly given if forwarded by a nationally recognized overnight courier service. All notices and other communications hereunder given to any party shall be communicated to the remaining party to this Merger Agreement by mail in the same manner as herein provided.
(a)  If to Wayne, to:

Mr. David L. Christopher
Chairman, President and CEO
Wayne Bancorp, Inc.
112 W. Liberty Street
Wooster, Ohio  44691

With copies to:

Thomas C. Blank, Esq.
Werner & Blank Co., L.P.A.
7205 W. Central Avenue
Toledo, Ohio  43617


(b)  If to CVB, to:

Philip S. Swope
President and CEO
Chippewa Valley Bancshares, Inc.
20 South Main Street
Rittman, Ohio  44270

With copies to:





27.	Undertakings of Affiliates.  Wayne shall have received undertakings in writing from each of such persons, if any, as counsel for Wayne believes might reasonably be considered "affiliates" of CVB within the meaning of Rule 145 of the Securities and Exchange Commission pursuant to the Securities Act of 1933, in each case in form and substance satisfactory to counsel for Wayne, to the effect that so long as Wayne continues to file all "current public information" concerning Wayne, any disposition made by such person of any share of Wayne Common Stock received by such person pursuant to this Merger Agreement shall be made within the limits and in accordance with the applicable provisions of said Rule 145, as such Rule may be amended from time to time, and (ii) such person will not sell, assign or transfer any of such Wayne Common Stock until Wayne shall have published financial results including the combined operations of Wayne and CVB for a period of at least 30 days following the time the Merger shall become effective.

28.	Publicity.  Wayne and CVB agree to consult with and obtain the consent of the other, prior to any media release or other public disclosures as to the matters covered by this Agreement, except as may be required by law.




{SIGNATURES ON FOLLOWING PAGE}
IN WITNESS WHEREOF, this Merger Agreement has been executed the day and year first above written.

ATTEST:						Wayne Bancorp, Inc.

By:						By:
     David P. Boyle,				DavidL.ChristopherChairman,
    Vice President & CFO				President, and CEO


ATTEST:					Chippewa Valley Bancshares, Inc.

By:							By:		_________
								________________________




DIRECTORS UNDERTAKING

Pursuant to the provisions of Sections 16(n) and 27 hereof, each of the undersigned, being a Director of CVB, hereby agrees to vote shares of CVB owned by them or over which they exercise voting control in favor of the Merger, to support the Merger and to the undertakings set forth in Section 27.











EXHIBIT A




__________, 1998



Wayne Bancorp, Inc.
112 W. Liberty Street
Wooster, Ohio  44691

Ladies and Gentlemen:

	We have acted as special counsel to Chippewa Valley Bancshares, Inc. ("CVB"), an Ohio corporation and bank holding company, solely in connection with certain transactions contemplated by the Agreement of Merger (the "Agreement of Merger"), dated October 13, 1997, by and between CVB and Wayne Bancorp, Inc. ("Wayne"), an Ohio corporation and bank holding company.

	This opinion is furnished to you pursuant to Section 16(e) of the Merger Agreement.

You have requested our opinion regarding certain matters in connection with the Agreement. In our capacity as special counsel for CVB and Chippewa Bank, we have examined the originals or copies of such certificates, documents and corporate records upon which we have relied regarding our opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all items submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have further assumed the due authorization of such documents by all parties other than CVB and Chippewa Bank and the taking of all requisite action respecting such documents, the due execution and delivery of such documents by each party and have additionally assumed that all agreements are the valid and binding agreement of all parties to such agreements, other than CVB and Chippewa Bank.


Wherever a statement herein is qualified by "to the best of our knowledge," or a similar phrase, it is intended to indicate that, during the course of our representation of CVB and Chippewa Bank, no information has been provided to those partners in this firm who have had substantive involvement in rendering legal services in connection with the representation described in the introductory paragraph of this opinion letter that would give us knowledge of the inaccuracy of such statement.

This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law
(1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The law addressed by this opinion is limited to the law of the State of Ohio and the federal law of the United States of America.

The opinions hereinafter expressed are subject to the following qualifications, notwithstanding anything herein to the contrary:

	(a)	Our opinions in paragraphs (1) and (4) below as to the valid existence CVB and Chippewa Bank are based solely upon certificates from public officials as to valid existence, copies of which certificates are attached hereto.


	(b)	Our opinions below are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.  Without limiting the foregoing, we express no opinion as to the antifraud provisions of federal and state securities laws.

	(c)	We disclaim any obligation to update this opinion letter for events occurring after the date of this opinion letter.

	(d)	Our opinions below are limited to the effect of the laws of Ohio and the federal laws of the United States of America. We express no opinion with respect to the effect of the laws of any other jurisdiction on the transactions contemplated by the Agreement.

	(e)	In rendering this opinion, we have relied as to all matters of fact on certificates or responsible officers of CVB and Chippewa Bank and of public officials, copies of which are attached hereto.

	Based upon and subject to the foregoing and in reliance thereon, and subject to the assumptions, exceptions and qualifications set forth herein, it is our opinion that:

1.	CVB is a corporation validly existing and in good standing under the laws of the State of Ohio and has the requisite corporate power and authority to own its properties and to carry on the business in which it is now engaged.  CVB owns all of the capital stock of Chippewa Bank free and clear of all liens and security interests.

2.	All necessary corporate proceedings of CVB have been duly taken to authorize the execution, delivery and performance of the Agreement by CVB and the consummation of the transactions contemplated by the Agreement, subject in all events to any conditions stated in said Agreement. The Agreement constitutes the legal, valid and binding obligation of CVB, enforceable in accordance with its terms, except:
a.	as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting creditors' rights; and

b.	that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought.

3.	The execution, delivery and performance of the Agreement by CVB will not violate or result in a breach of any term of CVB's Articles of Incorporation or Code of Regulations, or violate, result in a breach of, or constitute a default under any term of any material agreement known to us to which CVB is a party.


4.	Chippewa Bank is a banking corporation validly existing under the laws of the
State of Ohio, is a member of the Federal Reserve System and has the requisite corporate power and authority to own its properties and carry on the business in which it is now engaged.

5.	The authorized capital stock of CVB consists of 500,000 shares of common stock without par value 448,000 of which are outstanding To our knowledge, there are no outstanding options, warrants, or other rights to acquire, or securities convertible into any capital stock of CVB. The outstanding shares of common stock of CVB validly authorized and issued, and non-assessable, and not, to the best of our knowledge, issued in violation of the pre-emptive rights of any person.

6.	To our knowledge, except as disclosed herein, there is no litigation, action, suit, investigation or proceeding pending or, to the best of our knowledge after due inquiry of CVB and its executive officers, overtly threatened against or affecting CVB or involving any of its respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority.


7.	All consents or approvals of any regulatory authority having jurisdiction over CVB or its subsidiaries that are required to be obtained in connection with the Merger and the transactions contemplated by the Agreement have been obtained.


This opinion is solely for the benefit of the addressee hereof and may not be relied upon by any other person or party or in any other context without our prior written consent. This opinion is delivered as of the date hereof, and we expressly disclaim any undertaking to update it.


Very truly yours,



___________________



EXHIBIT C

Chippewa Valley Bancshares, Inc.
20 South Main Street
Rittman, Ohio  44270

Re:  Wayne Bancorp, Inc.

Gentlemen:

We have acted as special counsel to Wayne Bancorp, Inc. ("Wayne") an Ohio corporation, in connection with the contemplated Merger Agreement dated ______, 1998 (the "Agreement") between Chippewa Valley Bancshares, Inc. ("CVB") and Wayne. This Opinion Letter is rendered to you pursuant to Section 17(c) of the Agreement. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

You have requested our opinion regarding certain matters in connection with the Agreement. In our capacity as special counsel for Wayne and Wayne Bank, we have examined the originals or copies of such certificates, documents and corporate records upon which we have relied regarding our opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all items submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have further assumed the due authorization of such documents by all parties other than Wayne and Wayne Bank and the taking of all requisite action respecting such documents, the due execution and delivery of such documents by each party and have additionally assumed that all agreements are the valid and binding agreement of all parties to such agreements, other than Wayne and Wayne Bank.

Wherever a statement herein is qualified by "to the best of our knowledge," or a similar phrase, it is intended to indicate that, during the course of our representation of Wayne and Wayne Bank, no information has been provided to those partners in this firm who have had substantive involvement in rendering legal services in connection with the representation described in the introductory paragraph of this opinion letter that would give us knowledge of the inaccuracy of such statement.

This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law
(1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The law addressed by this opinion is limited to the law of the State of Ohio and the federal law of the United States of America.


The opinions hereinafter expressed are subject to the following qualifications, notwithstanding anything herein to the contrary:

	(a)	Our opinions in paragraphs (1) and (4) below as to the valid existence of Wayne and Wayne Bank are based solely upon certificates from public officials as to valid existence, copies of which certificates are attached hereto.


	(b)	Our opinions below are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.  Without limiting the foregoing, we express no opinion as to the antifraud provisions of federal and state securities laws.

	(c)	We disclaim any obligation to update this opinion letter for events occurring after the date of this opinion letter.

	(d)	Our opinions below are limited to the effect of the laws of Ohio and the federal laws of the United States of America. We express no opinion with respect to the effect of the laws of any other jurisdiction on the transactions contemplated by the Agreement.

	(e)	In rendering this opinion, we have relied as to all matters of fact on certificates or responsible officers of Wayne and Wayne Bank and of public officials, copies of which are attached hereto.

Based upon and subject to the foregoing and in reliance thereon, and subject to the assumptions, exceptions and qualifications set forth herein, it is our opinion that:

1.	Wayne is a corporation validly existing and in good standing under the laws of the State of Ohio and has the requisite corporate power and authority to own its properties and to carry on the business in which it is now engaged.  Wayne owns all of the capital stock of Wayne Bank free and clear of all liens and security interests.


2.	All necessary corporate proceedings of Wayne have been duly taken to authorize the execution, delivery and performance of the Agreement by Wayne and the consummation of the transactions contemplated by the Agreement, subject in all events to any conditions stated in said Agreement. The Agreement constitutes the legal, valid and binding obligation of Wayne, enforceable in accordance with its terms, except:

a.	as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting creditors' rights; and

b.	that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought.

3.	The execution, delivery and performance of the Agreement by Wayne will not violate or result in a breach of any term of Wayne's Articles of Incorporation or Code of Regulations, or violate, result in a breach of, or constitute a default under any term of any material agreement known to us to which Wayne is a party.


4.	Wayne Bank is a national banking association validly existing under the laws of the United States of America and has the requisite corporate power and authority to own its properties and carry on the business in which it is now engaged.

5.	The authorized capital stock of Wayne consists of 5,400,000, shares of common stock without par value 3,935,512of which are outstanding To our knowledge, there are no outstanding options, warrants, or other rights to acquire, or securities convertible into any capital stock of Wayne. The outstanding shares of common stock of Wayne are, and the shares to be issued in accordance with the Agreement will be, validly authorized and issued, and non-assessable, and not, to the best of our knowledge, issued in violation of the pre-emptive rights of any person.

6.	To our knowledge, except as disclosed herein, there is no litigation, action, suit, investigation or proceeding pending or, to the best of our knowledge after due inquiry of Wayne and its executive officers, overtly threatened against or affecting Wayne or involving any of its respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority.


7.	All consents or approvals of any regulatory authority having jurisdiction over Wayne or its subsidiaries that are required to be obtained in connection with the Merger and the transactions contemplated by the Agreement have been obtained.

8.	The Registration Statement on Form S-4 filed by Wayne pursuant to the
Agreement has become effective and no stop order revoking such effectiveness has been issued or has been threatened.


This opinion is solely for the benefit of the addressee hereof and may not be relied upon by any other person or party or in any other context without our prior written consent. This opinion is delivered as of the date hereof, and we expressly disclaim any undertaking to update it.

Very truly yours,



Werner & Blank Co. L.P.A.
Draft of September 26, 1997